                                                                    Exhibit 99.1



                                               Thomas & Betts Corporation
                                               1555 Lynnfield Road
                                               Memphis, Tennessee 38119
                                               (901) 680-5466

NEWS                                                          Thomas & Betts
-------------------------------------------------------------------------------
                                               Contacts:
                                               AUGAT
                                               F. Gordon Bitter  508-337-3808
                                               THOMAS & BETTS - Investor
                                               Gary Stechmesser 901-680-5962
                                               THOMAS & BETTS - Media
                                               Randolph Baker 901-682-8221 X3643
                                                                 or 901-527-8000

                      Thomas & Betts to Acquire Augat Inc.

MEMPHIS, Tennessee, October 7, 1996 - Thomas & Betts Corporation (NYSE: TNB) and Augat Inc. (NYSE: AUG) today announced a definitive agreement for Thomas & Betts to acquire Augat in an exchange of stock.

         At Thomas & Betts' current stock price, the value of the transaction would approximate $550 million, making it the largest acquisition in the 98-year history of Thomas & Betts. The acquisition is expected to be completed before year end.

         Under terms of the agreement, Thomas & Betts will exchange 0.68 share of its common stock for each Augat share, subject to exchange rate adjustments should the price of Thomas & Betts' stock fall below a certain minimum or exceed a certain maximum level. The transaction is structured to be a tax-free exchange for Augat shareholders, and is intended to be accounted for under the "pooling-of-interests" method.

         The boards of directors of both companies have approved the transaction which is subject to approval by the shareholders of each company.

         Thomas & Betts currently has sales in excess of $1.4 billion and is a leading producer of connectors and components for world-wide electrical and electronics markets. Augat is one of the world's largest manufacturers of connector products, with broad applications in the communications, computer, automotive and industrial markets. Thomas & Betts is located in Memphis, Tennessee, and Augat in Mansfield, Massachusetts.

         "The merger of our companies permits us to be a leader in several high-growth electronics markets and to create opportunities for unique synergies around the world," said T. Kevin Dunnigan, chairman and chief executive officer of Thomas & Betts.

         "We will be one of the five largest companies in the electronics connector industry," he said. "Our products and markets are complementary -- not duplicative -- and the combination will enable us to offer our customers a broader line of sophisticated electronics products in higher growth markets."

         With respect to earnings results, Dunnigan said the company expects the acquisition of Augat to be neutral to slightly accretive to 1997 earnings and moderately accretive thereafter.

         "Although Augat had not been actively seeking a strategic partner, a merger with T&B presents an outstanding opportunity to leverage our respective strengths," said John N. Lemasters, chairman and CEO of Augat. "Thomas & Betts is a perfect fit because its corporate culture and business values are similar to ours. Together we can offer a greater breadth of products to worldwide markets."

         The Augat transaction is the fifth acquisition made by Thomas & Betts this year and the sixteenth in the past four years, representing an integral part of the company's corporate strategy of growth through internal expansion and acquisition.

         The agreement specifies a maximum and minimum range for Thomas & Betts stock price beyond which the terms would be modified. The exchange ratio will be adjusted if the average closing price of Thomas & Betts' shares during the 20 trading days ending 3 days before Augat's special shareholders' meeting to approve the merger falls outside the range of $37.50 to $41.50. Below an average price of $37.50, the exchange ratio would be increased to maintain a minimum of $25.50 worth of Thomas & Betts' stock received in exchange for each Augat share. Above a $41.50 average price, the exchange ratio would be reduced to limit the monetary value of Thomas & Betts' stock received to $28.22 for each Augat share. If the average price is below $32.00 per share, Thomas & Betts has the right to cancel the transaction.

         For the second quarter ended June 30, 1996 Augat's earnings were $7.6 million, or $0.38 per share, versus net income of $7.1 million, or $0.36 per share, in the same quarter a year ago. Sales climbed 15% to $150.4 million from $130.6 million. For the fiscal year ended December 31, 1995 Augat earned $22.9 million before restructuring and other charges on sales of $534.8 million. At June 30, 1996 Augat had 19,967,182 shares outstanding.

         For its second quarter ended June 30, 1996 Thomas & Betts reported earnings of $23.4 million or $0.58 per share, compared to $19.4 million, or $0.48 per share, an increase of 17% over the same quarter a year ago. Sales reached $349.4 million versus $298.2 million, an increase of 17%. In 1995, Thomas & Betts earned $80.9 million on sales of $1.2 billion. At July 31, 1996 Thomas & Betts had 40,401,600 shares outstanding.

         Forward-looking statements in this news release are subject to many uncertainties in the corporations' operations and business environments. Examples of such uncertainties include changes in customer demand, distribution capability, raw material costs and worldwide economic conditions. Such uncertainties are discussed further in Thomas & Betts' quarterly filings with the Securities and Exchange Commission.

                                       ###